   EXHIBIT 10.2

TERM LOAN AGREEMENT
between

WOUND MANAGEMENT TECHNOLOGIES, INC.,

WOUND CARE INNOVATIONS, LLC,

RESORBABLE ORTHOPEDIC PRODUCTS, LLC

BIOPHARMA MANAGEMENT TECHNOLOGIES, INC.,

as “Borrowers”

and

BROOKHAVEN MEDICAL, INC.

as “Lender”

Dated as of October 10, 2013

Exhibits

Exhibit A                  -     Form of Senior Secured Convertible Promissory Note
Exhibit B                  -     Form of Security Agreement

TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) is made and entered into as of October 10, 2013, by and between Wound Management Technologies, Inc., a Texas corporation (“WTI”), Wound Care Innovations, LLC, a Nevada limited liability company (“WCI”), Resorbable Orthopedic Products, LLC, a Texas limited liability company (“ROP”), BioPharma Management Technologies, Inc., a Texas corporation (“BMT”), and Brookhaven Medical, Inc., a Delaware corporation (“Lender”).  WTI, WCI, ROP and BMI are sometimes each referred to herein as a “Borrower”, and collectively, as the “Borrowers”.  Borrowers and Lender are sometimes each referred to herein as a “Party”, and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Borrowers have requested Lender, and Lender has agreed, subject to the terms and conditions of this Agreement, to make a loan to Borrowers in the principal amount of $1,000,000;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Assets of the Borrowers” shall mean (a) all of the tangible and intangible assets of Borrowers, including but not limited to cash, accounts receivable, inventory, copyrights, trademarks, tradenames, patents, contract rights and customer lists and (b) all Proceeds derived from the foregoing assets.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to close.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement or (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement.

“Closing” shall mean the closing of the transactions contemplated under this Agreement.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all of the Assets of Borrowers.

“Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disclosure Schedule” shall mean a Disclosure Schedule to be delivered by Borrowers to Lender at the Closing.

“Event of Default” shall have the meaning provided in Article VIII herein.

“Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis and subject to the terms of Section 1.2 hereof.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others,  and (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Agreement, the Uniform Commercial Code Financing Statements, and any and all other instruments, agreements, documents and writings executed and delivered at the Closing in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of Borrowers, taken as a whole, (ii) the ability of Borrowers to perform their payment obligations under the Loan Documents, (iii) the rights and remedies of Lender under the Loan Documents or (iv) the legality, validity or enforceability of the Loan Documents.

“Maturity Date” shall have the meaning set forth in the Note.

“Note” shall mean that certain Senior Secured Convertible Promissory Note, of even date herewith, issued by Borrowers to Lender, and in substantially the form of Exhibit A attached hereto.

“Obligations” shall mean all amounts owed by Borrowers to Lender under the Note.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Loan Document.

“Permitted Encumbrances” shall mean

(i) Liens imposed by law for taxes and other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or contract created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower;

(vii) encumbrances, assignments and other Liens incurred under contractual arrangements entered into in the ordinary course of business and not entered into for the purpose of securing Indebtedness;

(viii) capital leases not prohibited by this Agreement; and

(ix) Liens arising from filings of UCC financing statements relating to leases that are not prohibited by this Agreement.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Proceeds” means rights arising out of the Collateral and whatever is acquired, received, collected or distributed on account of the Collateral or on the sale, lease, license, holding, exchange, collection, liquidation or other disposition of the Collateral.

“Reports” shall mean the quarterly, annual and other reports required to be filed by the Borrower with the SEC in accordance with the Exchange Act.

“Responsible Officer” shall mean any of the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer or a Vice President of any Borrower or such other representative of the Borrowers as may be designated in writing by any one of the foregoing and reasonably acceptable to Lender; and, with respect to the financial covenants only, the Chief Financial Officer or Treasurer of such Borrower.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” shall mean that certain Security Agreement, of even date herewith, by and among the Parties, and in substantially the form of Exhibit A attached hereto.

“Subordinated Indebtedness” shall mean Indebtedness which is subordinate in rights to payment and collection to the obligations of Borrowers under the Note.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office is located or in which that Person is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Loan Document or its participation in the transactions governed thereby) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person.

“Term Loan” shall mean the loan evidenced by the Note.

“UCC” means the Uniform Commercial Code of the State of Texas or any successor statute or, when the laws of another jurisdiction governs the method or manner of the creation of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of that jurisdiction.

Section 1.2 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender’s principal office, unless otherwise indicated.

ARTICLE II
AMOUNT AND TERMS OF THE TERM LOAN

Section 2.1 Term Loan and Note.  Subject to the terms and conditions set forth herein, Lender agrees to make on the Closing Date the Term Loan to Borrowers in the principal amount of $1,000,000 (the “Loan Amount”), pursuant to the terms and conditions of the Note, which Loan Amount shall be made by wire transfer of immediately available funds to an account identified by Borrowers in writing prior to the Closing.

Section 2.2 Taxes.

(a) All sums payable by Borrowers hereunder and under the other Loan Documents will (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from, through or to which a payment is made by or on behalf of Borrowers, or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Borrowers shall indemnify Lender, within ten (10) days after written demand therefor (which notice shall include, in reasonable detail, the basis and calculation of such Taxes), for the full amount of any Taxes paid or incurred by Lender, relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby, excluding any income taxes.  Such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes, Lender receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes.

Section 2.3 UCC Search.  Prior to the Closing, Lender shall have conducted and received the results of a Lien search (including a search as to tax matters) made against the Borrowers under the Uniform Commercial Code (or applicable judicial docket) as in effect in their respective states of organization, indicating, among other things, that the Assets of the Borrowers are free and clear of any Lien, except for Permitted Liens, and except for liens on Indebtedness which will be paid-off at the Closing.

ARTICLE III
CLOSING DELIVERIES

Section 3.1 Closing Deliveries.  At the Closing, the Parties shall do the following:

(a) Borrowers shall:

(i) Execute and deliver to Lender the Note;

(ii) Deliver to Lender the Disclosure Schedule;

(iii) Each execute and deliver to Lender a certificate of the Secretary or Assistant Secretary, or other authorized signatories (as the case may be) of such Borrower, attaching and certifying copies of its articles of organization, bylaws and/or company agreement, as applicable and of the resolutions of its board of directors or board of managers, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party and certifying the name, title and true signature of each officer of such Borrower authorized to execute the Loan Documents to which such Person is a party;

(iv) Deliver to Lender a certificate of good standing from the Secretary of State of the jurisdiction of formation of each Borrower;

(v) Execute and deliver to Lender the Security Agreement; and

(vi) Deliver to Lender all UCC filings and recordations incident to the Loan as prepared by Lender and delivered to Borrowers at the Closing.

(b) Lender shall:

(i) Deliver to Borrowers the Loan Amount by wire transfer of immediately available funds to an account identified by Borrowers in writing prior to the Closing;

(ii) Deliver to Borrowers a certificate of the Secretary or Assistant Secretary, or other authorized signatories (as the case may be) of Lender, attaching and certifying copies of the resolutions of its board of directors authorizing the execution, delivery and performance of the Loan Documents to which Lender is a party and certifying the name, title and true signature of each officer of Lender authorized to execute the Loan Documents to which Lender is a party; and

(iii) Execute and deliver to Lender the Security Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORROWERS

Each Borrower, jointly, and not severally, represents and warrants to Lender as of the Closing Date as follows:

Section 4.1 Existence; Power.  Such Borrower (i) is duly organized, validly existing and in good standing as an entity under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization.  The execution, delivery and performance by such Borrower of each of the Loan Documents to which such Borrower is a party are within such Borrower’s powers and have been duly authorized by all necessary action by such Borrower.  The Loan Documents to which such Borrower is a party have been duly executed and delivered by such Borrower and constitute valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by such Borrower of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the governance documents of such Borrower and (c) will not result in the creation or imposition of any Lien on any asset of such Borrower, other than pursuant to the Loan Documents.

Section 4.4 Financial Statements and Reports.  Since September 30, 2012, WTI has timely filed with the SEC all Reports required to be filed by WTI under the Exchange Act.

Section 4.5 Litigation Matters.  Except as set forth on Schedule 4.5 of the Disclosure Schedule, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the such Borrower, threatened against or affecting such Borrower (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of any Loan Document, other than any such litigation, investigation or proceeding that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Compliance with Laws and Agreements.  Such Borrower is in compliance with (a) all applicable laws (and all rules, regulations (including without limitation all banking regulations) and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, in each case except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7 Taxes.  Such Borrower has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves.

Section 4.8 Disclosure.  To the knowledge of such Borrower, none of the Reports, financial statements, certificates or other information (other than third-party diligence reports as to which such Borrower makes no representations or warranties) furnished by or on behalf of such Borrower  to Lender in connection with the negotiation of the Loan Documents or delivered under the Loan Documents (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.9 Subsidiaries.  The only subsidiaries of WTI are WCI, ROP and BMT.

Section 4.10 Ownership of Property.  Such Borrower (a) has valid fee title to, or valid leasehold interests in, its real property and has good and valid title to all of its respective  material personal properties and assets, of any nature whatsoever which are reflected as owned by such Borrower in the financial statements as filed in the WTI’s Reports filed with the SEC since September 30, 2012, except for assets sold, transferred or otherwise disposed of since such date in the ordinary course of business, in each case except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.11 Solvency.  As of the Closing Date and after giving effect to the Term Loan made hereunder, Borrowers, taken as a whole, will be solvent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LENDER

Lender represents and warrants to Borrower as of the Closing Date as follows:

Section 5.1 Existence; Power.  Lender (i) is duly organized, validly existing and in good standing as an entity under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Organizational Power; Authorization.  The execution, delivery and performance by Lender of each of the Loan Documents to which Lender is a party are within Lender’s powers and have been duly authorized by all necessary action by Lender.  The Loan Documents to which Lender is a party have been duly executed and delivered by Lender and constitute valid and binding obligations of Lender, enforceable against Lender in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3 Governmental Approvals; No Conflicts.  The execution, delivery and performance by Lender of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the governance documents of Lender and (c) will not result in the creation or imposition of any Lien on any asset of Lender.

ARTICLE VI
AFFIRMATIVE COVENANTS

Borrowers covenant and agree that so long as any Obligation remains unpaid or outstanding:

Section 6.1 Reports, Financial Statements and Other Information.  Borrowers will deliver to Lender copies of the Reports as filed by WTI with the SEC;

Section 6.2 Notices of Material Events.  Borrowers will furnish to Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Borrowers, affecting Borrowers which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any investigation of any Borrower by any regulatory authority having jurisdiction over such Borrower; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the material details of the event or development requiring such notice.

Section 6.3 Existence; Conduct of Business.  Each Borrower will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto except where the failure to take any such action could not reasonably be expected to result in a Material Adverse Effect.

Section 6.4 Compliance with Laws, Etc.  Each Borrower will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5 Payment of Obligations.  Each Borrower will pay and discharge at or before maturity, all of its material obligations and liabilities (including without limitation all tax liabilities and claims that would result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6 Books and Records.  Each Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the annual consolidated financial statements of Borrowers in conformity with GAAP on an annual basis.

Section 6.7 Visitation, Inspection, Etc.  Each Borrower will permit any representative of Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as Lender may reasonably request after reasonable prior notice to the Borrower.  Lender shall be solely responsible for all costs and expenses related to any visit or inspection.

Section 6.8 Maintenance of Properties; Insurance. Such Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 6.9 Use of Proceeds.  Borrowers will use the proceeds of the Term Loan for the purposes provided in the Funds Flow Statement.

ARTICLE VII
NEGATIVE COVENANTS

Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

Section 7.1 Indebtedness.  Borrower will not create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness incurred from Persons other than Lender, which is either: (i) unsecured; (ii) Subordinated Indebtedness; (iii) for working capital secured by the Assets of the Borrowers, which security interest is pari passu with the security interest of Lender; or (iv) Indebtedness which is incurred for purposes of purchasing inventory and is secured solely by the inventory so purchased with such Indebtedness.

(c) Indebtedness existing on the date hereof and set forth on Schedule 7.1 of the Disclosure Schedule, and extensions, renewals and replacements of any such Indebtedness;

(d) Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default;

(e) Capital Lease Obligations (except for office space and equipment) incurred in the ordinary course of business in an aggregate principal amount not to exceed $50,000 at any time outstanding; and

(f) Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business.

Section 7.2 Negative Pledge.  Borrowers will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens created in favor of the Lender pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) Liens on Indebtedness permitted under Section 7.1(b) above; and

(d) extensions, renewals, or replacements of any Lien referred to in subparts (a), (b) and (c) of this Section.

Section 7.3 Fundamental Changes.

(a) So long as the Obligations are outstanding, Borrowers will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, unless the Obligations will be paid in full pursuant to such transaction.

(b) So long as the Term Loan is outstanding, Borrowers will not engage to any material extent in any business other than businesses of the type conducted by Borrowers on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over Borrowers.

Section 7.4 Restricted Payments.  Borrower will not declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock (other than shares of additional common or preferred stock of the Company, and other than dividends paid to WTI by its subsidiaries), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated or pari passu to the Obligations of Borrowers or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding.

Section 7.5 Restrictive Agreements.  Other than as set forth in Section 7.1(b), Borrowers will not enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of Borrowers to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired to the Lender.

Section 7.6 Accounting Changes.  Borrowers will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrowers.

Section 7.7 Transactions with Affiliates.  Borrowers will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, (b) payments permitted under this Agreement, (c) equity issuances not prohibited by this Agreement, (e) debt issuances not prohibited by this Agreement, (f) employment and severance arrangements with officers and employees incurred in the ordinary course of business, (g) payments of salaries and benefits to its officers consistent with past practices, and (h) payment of expenses of directors incurred in the performance of their duties, and entering into indemnification and similar arrangements for directors and officers in the ordinary course of business together with payments made under such arrangements.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.1 Events of Default.  If any of the following events (each, an “Event of Default”) shall occur, and such event is not cured within ten (10) after receipt by Borrowers of written notice from Lender specifying in reasonable detail the facts of such Event of Default (except as set forth herein):

(a) Borrowers shall fail to pay the principal or interest of the Term Loan at Maturity;

(b) any representation or warranty of Borrowers set forth in this Agreement shall prove to be incorrect in any material respect when made, and such breach has resulted in, or reasonably could be expected result in, a Material Adverse Effect;

(c) Borrowers shall fail to observe or perform any material covenant or agreement contained (i) in the Loan Document (after taking into consideration any applicable grace periods) and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrowers by Lender;

(d) Borrowers shall fail to pay any Indebtedness in the principal amount outstanding of $50,000 or more (when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(e) Borrowers shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, controlled management, voluntary arrangement with creditors, suspension of payments or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator, of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or for a substantial part of the assets of any Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors; or (vi) the board of directors, or board of managers, as applicable, of any Borrower shall adopt any regulation or otherwise authorize any action to approve any of the foregoing;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, bankruptcy, insolvency or other relief in respect of any Borrower or its debts, or any substantial part of its assets, under any federal or state bankruptcy, insolvency or other similar law now or hereafter in effect  or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or for a substantial part of its assets, and in the case of (i) or (ii), such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) any Borrower shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due;

(h) any judgment or order for the payment of money for an uninsured amount in excess of $100,000 in the aggregate shall be rendered against any Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment  or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any non-monetary judgment or order shall be rendered against any Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (e) or (f) of this Section) and at any time thereafter during the continuance of such event, Lender may, by written notice to Borrowers, take any or all of the following actions, at the same or different times: (i) declare the Obligations to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers; and (ii) exercise all remedies contained in any other Loan Document; and  that, if an Event of Default specified in either clause (e) or (f) of this Section shall occur, the principal of the Term Loan then outstanding, together with accrued but unpaid interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Borrower:	c/o Wound Management Technologies, Inc. 777 Main Street, Suite 3100 Ft. Worth, Texas 76102 Attention: Chief Executive Officer

with a copy to:	Richard F. Dahlson, Esq. Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202

To Lender:	Brookhaven Medical, Inc. 11 Paces West Drive Atlanta, Georgia 30327 Attention: John Feltman

with a copy to:	Robert Altenbach, Esq. 3050 Peachtree Road, Suite 360 Atlanta, Georgia 30305
Any party hereto may change its address, telecopy number or email for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery.

Section 9.2 Waiver; Amendments.

(a) No failure or delay by any Party in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Parties, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Partyy therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing and signed by all of the Parties and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.3 Expenses; Indemnification.

(a) Upon the occurrence and continuation of an Event of Default, Borrowers shall pay all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

(b) Borrowers shall indemnify Lender and each officer, director, employee, agent and advisor of Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of one counsel for the Indemnitees, which may be incurred by any Indemnitee, or asserted against any Indemnitee by Borrowers or any third Person, arising out of, in connection with or as a result of the breach by Borrowers of any representations, warranties or covenants contained herein or in the other Loan Documents.

(c) The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrowers without such consent shall be null and void).

(b) Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan at the time owing to it); provided, that any such assignment shall be null and void without Borrowers’ prior written consent (which consent shall not be unreasonably withheld or delayed), except for an assignment to an Affiliate of Lender or during the occurrence and continuation of an Event of Default.

Section 9.5 Governing Law; Jurisdiction; Consent to Service of Process.  This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Texas.

Section 9.6 Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Counterparts; Integration.  This Agreement may be executed by one or more of the Parties on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and the other Loan Documents constitute the entire agreement among the Parties regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, among the Parties hereto and thereto regarding such subject matters.

Section 9.8 Survival.  All covenants, agreements, representations and warranties made by the Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other Party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Section 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Term Loan.

Section 9.9 Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WOUND MANAGEMENT TECHNOLOGIES, INC.

By:	/s/ Robert H. Lutz, Jr.
Robert H. Lutz, Jr.,
Chief Executive Officer and President

WOUND CARE INNOVATIONS, LLC

By:	/s/ Robert H. Lutz, Jr.
Robert H. Lutz, Jr.,
Chief Executive Officer

RESORBABLE ORTHOPEDIC PRODUCTS, LLC

By:	/s/ Robert H. Lutz, Jr.
Robert H. Lutz, Jr.,
President

BIOPHARMA MANAGEMENT TECHNOLOGIES, INC.

By:	/s/ Robert H. Lutz, Jr.
Robert H. Lutz, Jr.,
President

BROOKHAVEN MEDICAL, INC.

By:	/s/ John D. Feltman
John D. Feltman,
President

EXHIBIT A

Form of Senior Secured Convertible Promissory Note

[See attached document]

EXHIBIT B

Form of Security Agreement

[See attached document]